CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 18, 2002, relating to the financial statements and financial highlights appearing in the December 31, 2001 Annual Report to Shareholders of T. Rowe Price
Limited-Term Bond Portfolio and T. Rowe Price Prime Reserve Portfolio (comprising T. Rowe Price Fixed Income Series, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


\s\PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2002